AMENDMENT NO. 2 TO

LEASE AND OPTION TO PURCHASE DATED MARCH 11, 2010

THIS AMENDMENT NO. 2 to Lease and Option Agreement dated March 11, 2010, (“Lease Option”) is made effective this 19th day of December, 2013 by and between ATHENA MINERALS, INC, a Delaware corporation (“Lessee”) and its parent corporation, ATHENA SILVER CORPORATION, a Delaware corporation (“Athena Silver”), and BRUCE D. STRACHAN AND ELIZABETH K. STRACHAN, as Trustees under the Bruce and Elizabeth Strachan Revocable Living Trust dated July 25, 2007 (“Lessor”).

WITNESSETH:

WHEREAS,  Lessor and Lessee executed and delivered the Lease Option covering property and mining interests described therein (the “Langtry Project”) and desire to amend and modify the Lease Option as provided for hereinbelow.

WHEREAS,  Lessor and Lessee executed and delivered Amendment No. 1 to Lease Option dated as of November 28, 2012 (“Amendment No. 1”) (hereafter,  the Lease Option and Amendment No. 1 to Lease Option shall collectively be referred to as the “Lease Option”);

WHEREAS, all parties hereto agree that there exists no Event of Default under the Lease Option and Lessor is willing to further amend the Lease Option in the particulars set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained the parties agree as follows:

1.

Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in the Lease Option.  References to paragraph designations shall refer to designated provisions of the Lease Option as they currently exist.

2.

Paragraph 4 of Amendment No. 1 is hereby amended in its entirety to read as follows:

4.

Lessee agrees to pay Lessor the following amounts on or before the stated dates:

Amount

Date

$125,000

November 30, 2012

$125,000

February 15, 2013

$250,000

January 15, 2015

$500,000

January 15, 2016

$1.0 million

January 15, 2017

The payments provided for in this Paragraph 4 shall collectively be preferred to as the “Cash Consideration”.

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Lessee’s Initials  Lessor’s Initials

3.

Paragraph 12 of Amendment No. 1 is hereby amended in its entirety to read as follows:

12.

Paragraph 15 of the Lease Option shall remain in full force and effect, subject to the following modification:  provided that Lessee has paid to Lessor the portions of the Cash and Equity Considerations due on or before November 30, 2012 and February 15, 2013 and all payments due to the Lessor under the terms of the Lease Option,  for the period beginning January 15, 2013 and ending March 15, 2016,  Lessee shall have the right upon 30 days’ written notice to Lessor to purchase fee simple title to the 20 patented mining claims comprising the Langtry Project in consideration of a one time cash payment in the amount of $10 million plus all transaction costs as specified in Paragraph 18 of the Lease Option.

4.

This Amendment may not be construed to amend the Lease Agreement in any way except as expressly set forth herein.

5.

The parties hereby confirm that the Lease Option, as amended by Amendment No. 1, and this Amendment No. 2 is in full force and effect.  In the event of any conflict or inconsistency between the provisions of this Amendment and the provisions of the Lease Option, the provisions of this Amendment shall control.

IN WITNESS WHEREOF, the parties have signed this Amendment the date and year first above written.

ATHENA SILVER CORPORATION

ATHENA MINERALS, INC.

By:

/s/ John C. Power

By:

/s/ John C. Power

Name:

John C. Power

Name:  John C. Power

Title:    President

Title:  President

BRUCE AND ELIZABETH STRACHAN REVOVABLE LIVING TRUST DATED JULY 25, 2007

By:  _____/s/ Bruce D. Strachan, Trustee

By: ___/s/ Elizabeth K. Strachan, Trustee

Bruce D. Strachan, Trustee

Elizabeth K. Strachan, Trustee

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Lessee’s Initials  Lessor’s Initials